Exhibit 99.28(j)

9605 S Kingston Ct. Suite 200 Englewood, CO 80112 303- 721-6131 www.richeymay.com Assurance | Tax | Advisory

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 11, 2019 on the statements of assets and liabilities of North Capital Emerging Technology Fund and North Capital Treasury Money Market Fund (each, a “Fund”, and collectively, the “Funds”) each a series of North Capital Funds Trust (the “Trust”), as of March 12, 2019, the related statements of operations for the period from December 10, 2018 (Organization of Trust) through March 12, 2019, and the related notes (collectively referred to as the financial statements), included herein on the report of North Capital Funds Trust on Form N-1A. We also consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in such registration statement.

/s/ Richey May & Co., LLP

Englewood, Colorado
June 19, 2019